                                                               EXHIBIT 11


          STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS


       Net income per share was calculated using the following number of shares for the periods presented:

                                        Year Ended October 31,

                                1996          1995          1994
Class A Common Stock         10,873,172    10,873,172    10,873,172
Class B Common Stock         12,021,793    13,252,073    13,344,148



                              Three Months Ended October 31,

                                1996          1995          1994

Class A Common Stock         10,873,172    10,873,172    10,873,172
Class B Common Stock         12,001,793    13,201,793    13,311,326